NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
April 28, 2020		First Citizens BancShares
919.716.2716
FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR FIRST QUARTER 2020
RALEIGH, N.C. -- First Citizens BancShares Inc. (“BancShares”) (Nasdaq: FCNCA) reported earnings for the first quarter of 2020 which were impacted by the global spread of the coronavirus (“COVID-19”) and its effects on the economic environment. Key results for the quarter ended March 31, 2020, are presented below:

FIRST QUARTER RESULTS

Q1 2020	Q1 2019	Q1 2020	Q1 2019	Q1 2020	Q1 2019	Q1 2020	Q1 2019
Net income (in millions)		Net income per share		Return on average assets		Return on average equity
$57.2	$111.4	$5.46	$9.67	0.57%	1.27%	6.24%	12.86%

FIRST QUARTER HIGHLIGHTS

Net income
Net income for the first quarter of 2020 totaled $57.2 million, a decrease of $54.2 million, or 48.7% compared to the same quarter in 2019. Net income per common share decreased to $5.46 in the first quarter of 2020, from $9.67 per share during the same quarter in 2019. First quarter 2020 earnings were impacted by a $51.4 million ($39.7 million net of tax) decline in fair value in the equity securities portfolio, as well as $21.5 million ($16.6 million net of tax) additional provision expense for the potential impact of COVID-19.

Return on average assets and equity
Return on average assets for the first quarter of 2020 was 0.57%, down from 1.27% in the same quarter in 2019. Return on average equity for the first quarter of 2020 was 6.24%, down from 12.86% in the same period of 2019. The impact of the adjustments described above reduced the first quarter ROA and ROE by 0.56% and 6.14%, respectively.

Net interest income and net interest margin
BancShares reported total net interest income of $338.4 million for the first quarter of 2020, an increase of $17.9 million, or 5.6% compared to the same quarter in 2019. The taxable-equivalent net interest margin (“NIM”) was 3.55% for the first quarter of 2020, down 31 basis points from 3.86% during the same quarter in 2019.

Allowance for credit losses
The allowance for credit losses was $209.3 million at March 31, 2020, compared to $225.1 million at December 31, 2019. The $15.8 million change was due primarily to the $37.9 million reduction in the allowance as a result of adopting the Current Expected Credit Loss standard (“CECL”), partially offset by a $21.5 million increase as a result of COVID-19.

Operating performance
Noninterest income totaled $64.0 million for the first quarter of 2020, compared to $103.7 million for the same quarter of 2019, a decrease of $39.7 million or 38.3%. Noninterest expense was $300.0 million for the first quarter of 2020, compared to $267.7 million during the same quarter of 2019, an increase of $32.3 million or 12.1%.

Loans and credit quality
Total loans grew to $29.24 billion, an increase of $359.5 million, or 5.0% on an annualized basis since December 31, 2019. Excluding acquired loans, total loans increased $224.2 million since December 31, 2019, or by 3.1% on an annualized basis. The net charge-off ratio was 0.10% for the first quarter of 2020, down from 0.11% for the same quarter in 2019.

Deposits
Total deposits grew to $35.35 billion, an increase of $915.5 million, or 10.7% on an annualized basis since December 31, 2019. Excluding acquired deposits, total deposits increased $697.5 million since December 31, 2019, or by 8.1% on an annualized basis.

Capital
During the first quarter of 2020, BancShares successfully completed a $695 million capital raise, which consisted of $350 million of subordinated notes and $345 million of Series A preferred stock. BancShares additionally repurchased 349,390 shares of its Class A common stock totaling approximately $159.7 million. At March 31, 2020, BancShares remained well capitalized with a total risk-based capital ratio of 13.7%, a Tier 1 risk-based capital ratio of 11.4%, a common equity Tier 1 ratio of 10.4%, and a Tier 1 leverage ratio of 9.0%.

COVID-19 CRISIS PREPAREDNESS AND RESPONSE
Chairman and CEO, Frank B. Holding, Jr. Comments
“We know the coronavirus and prevention measures are directly impacting everyone in a deeply personal way. We understand that it’s a stressful and challenging time for many and we’re here to assist. We’re working day and night to help our associates, customers and communities through this. At First Citizens, our financial position is strong. We’ve been in business for 122 years and continue to focus strategically on the long-term. We’re a bank people can count on for strength, stability and sustainability. Our branches are open for business, and we’re able to provide meaningful relief options to our customers in their time of need.
“I want to thank our dedicated associates for their expertise in keeping our operations running smoothly as we respond to the many challenges we are facing in the current environment. I am very proud of them. My gratitude also goes out to everyone on the front lines, including our first responders and health care professionals.”
Broad and Extensive Response
BancShares’ strong capital and liquidity positions, along with a history of sound risk management, provide flexibility and stability to navigate this crisis. At the onset, BancShares assembled a cross-functional leadership team to ensure business continuity, protect the safety of our associates, and support our customers and communities. Our continued investment in technology allowed our team to respond to customers without interruption. Digital account openings and virtual logins increased approximately 25% from pre-COVID-19 levels and we have successfully deployed a remote work strategy for numerous associates. Our leadership team, with the help of all our dedicated associates, has been working diligently to ensure our high standards of customer service continue while also protecting the safety and soundness of our organization and the health and welfare of our stakeholders.
Supporting Our Associates

•	More than 90% of associates at our corporate locations are working remotely.

•	Branches transitioned to drive-thru and lobby by appointment only service to limit exposure to our associates and our customers.

•	Increased access to employee assistance programs, including emotional support and assistance with childcare and eldercare services.

•	Offering paid leave and medical treatment for associates with COVID-19-related illnesses.

•	Established an internal COVID-19 platform to provide daily communication across the company.
Supporting Our Customers

•	Ensuring the majority of our branches remain operational for our customers with appropriate safety protocols.

•	Waiving early withdrawal penalties on certificates of deposit when customers need the funds for relief.

•	Offering 90-day payment deferrals for qualified borrowers with no late fees.

•	Increasing access to funds through our traditional lending products and offering special unsecured loans for up to 24 months with a low fixed interest rate and no payments for 90 days.

•	Participating in the Small Business Administration Paycheck Protection Program (“SBA-PPP”).
Diversified Loan Portfolio and Ongoing Monitoring of Credit Risk
While we understand that helping our customers through this trying time may defer a full understanding of the impact of COVID-19, we are actively monitoring our loan portfolio for areas of increased risk. As of April 24, 2020, we have approved or processed loan payment extensions on approximately $5.9 billion in loans (approximately $180 million in deferred payments) for customers in good standing who have been affected by COVID-19. BancShares has a well-diversified loan portfolio by geography and industry, however, extensions have been concentrated in industries impacted the most by the pandemic which includes our dental and medical portfolios, as well as the hospitality industry. The risk profile is somewhat mitigated as our typical customer’s dental or medical practice is well established and actively managed. Social distancing requirements had an immediate impact on both of these industries; however, they should also see immediate demand for services once those restrictions are lessened. Through April 24, 2020, we have not seen significant shifts in credit line utilization or overall declines in credit quality. BancShares continues to have solid credit performance that has matched or exceeded its pe er group net charge-off ratios over time.
We are actively participating in the SBA-PPP program, which will provide much needed funds to our small business customers. In March, we put together a detailed and comprehensive framework to enable us to accept applications from our customers to help them in this time of need. As of April 24, 2020, we have processed approximately 5,000 SBA-PPP loan applications, securing funding for our customers of approximately $1.8 billion.
Strong Liquidity Position and Low Cost Funding Sources
We maintain a strong level of liquidity, which positions us well to adapt to stresses posed by this environment. As of March 31, 2020, we had liquid assets (available cash and unencumbered high quality liquid assets at market value) totaling approximately $5.5 billion. This represented 13.2% of consolidated assets as of March 31, 2020.
In addition to liquid assets, we had contingent sources of liquidity totaling approximately $11.3 billion in the form of Federal Home Loan Bank borrowing capacity, Federal Reserve Discount Window availability, fed funds lines and a committed line of credit.
Our funding base is composed of 94.8% deposits, of which 38.7% are demand deposit accounts. Of our total deposits, 97.7% are core deposits. As of March 31, 2020, our loan to deposit ratio was 83.7% and our cost of total deposits was 0.28%.
Strong Capital Position
In accordance with our capital plan, we operate with a level of capital above regulatory established well-capitalized limits. This plan considers an assessment of internal and external risk factors and is further informed by combined idiosyncratic and market-stressed scenarios.
At March 31, 2020, BancShares’ regulatory capital ratios were well in excess of Basel III capital requirements to withstand these market-stressed scenarios with a total risk-based capital ratio of 13.7%, a Tier 1 risk-based capital ratio of 11.4%, a common equity Tier 1 ratio of 10.4%, a Tier 1 leverage ratio of 9.0%, and a capital conservation buffer of 5.4%, twice the required level of 2.5%.
RECENT MERGER ACTIVITY
On February 1, 2020, BancShares’ bank subsidiary First Citizens Bank & Trust Company (“FCB”) completed the merger of Duluth, Georgia-based Community Financial Holding Co. Inc. (“Community Financial”) and its bank subsidiary, Gwinnett Community Bank. Under the terms of the agreement, total cash consideration of $2.3 million was paid to the shareholders of Community Financial. FCB acquired $221.4 million in assets, $134.0 million in loans and $209.3 million in deposits.
On April 17, 2020, FCB completed the previously announced sale of three Entegra Bank branches to Select Bank & Trust Company.
NET INTEREST INCOME
Net interest income for the first quarter of 2020 totaled $338.4 million, an increase of $17.9 million, or 5.6%, compared to the first quarter of 2019. The increase in net interest income was primarily due to an increase of $34.6 million in interest earned on loans driven by loan growth, partially offset by increases in interest expense on deposits of $11.3 million and borrowings of $3.4 million. The taxable-equivalent NIM was 3.55% during the first quarter of 2020, a decrease of 31 basis points from 3.86% for the comparable quarter in the prior year. The primary drivers of the margin decline were an increase in the rates paid on interest bearing deposits, largely in time deposits and money market accounts, and a decline in the yield on interest earning assets.
Net interest income increased $11.3 million, or 3.4% compared to the fourth quarter of 2019. The change in interest income was primarily due to loan growth, partially offset by increased volume in deposits and borrowings. The taxable equivalent NIM decreased 4 basis points from 3.59% in the fourth quarter of 2019 primarily due to a decline in the yield on non-purchased credit deteriorated (“non-PCD”) loans and investment securities, and an increase in borrowings, partially offset by a higher yield on purchased credit deteriorated (“PCD”) loans.

PROVISION FOR CREDIT LOSSES
Provision expense was $28.4 million for the three month period ended March 31, 2020, as compared to $11.8 million and $7.7 million for the three month periods ended March 31, 2019, and December 31, 2019, respectively. The increase in the current period was primarily COVID-19 related. Loss estimates consider the potential impact of slower economic activity with increasing unemployment, as well as potential mitigating impacts from the government stimulus and loan modification programs. The increase in provision was mostly related to commercial and industrial loans and commercial real estate.
Total net charge-offs in the first quarter of 2020 were $7.5 million, compared with $6.7 million in the first quarter of 2019, and $9.4 million for the fourth quarter of 2019. The net charge-off ratio was 0.10% for the three month period ended March 31, 2020, compared to 0.14% and 0.11% for the three month periods ended December 31, 2019, and March 31, 2019, respectively.
NONINTEREST INCOME
Noninterest income for the first quarter of 2020 totaled $64.0 million, a decrease of $39.7 million, or 38.3% compared to the first quarter of 2019. Excluding fair value adjustments on marketable equity securities and realized gains on available for sale securities sales, noninterest income was $95.6 million for the three months ended March 31, 2020, compared to $92.3 million for the same period in 2019. This $3.3 million increase was primarily driven by increases in mortgage income, cardholder services income and wealth advisory services income of $1.6 million, $1.5 million and $1.4 million, respectively.
NONINTEREST EXPENSE
Noninterest expense totaled $300.0 million for the first quarter of 2020, a $32.3 million, or 12.1% increase compared to the same period in 2019. The increase was largely driven by an $18.8 million increase in personnel-related expenses primarily due to increased salaries and wages as a result of net staff additions, including personnel from acquisitions, and merit increases. This was coupled with increases in processing fees paid to third parties and merger-related expenses of $3.3 million and $2.5 million, respectively.
INCOME TAXES
Income tax expense totaled $16.9 million and $33.4 million for the first quarter of 2020 and 2019, respectively, representing effective tax rates of 22.8% and 23.1% for the respective periods.
LOANS AND DEPOSITS
At March 31, 2020, loans totaled $29.24 billion, an increase of $359.4 million since December 31, 2019. Of this growth, $135.2 million was related to the acquisition of Community Financial. Excluding acquired loans, total loans increased $224.2 million since December 31, 2019, or by 3.1% on an annualized basis.
At March 31, 2020, deposits totaled $35.35 billion, an increase of $915.5 million since December 31, 2019. Of this growth, $218.0 million was related to the acquisition of Community Financial. Excluding acquired deposits, total deposits increased $697.5 million since December 31, 2019, or by 8.1% on an annualized basis.
ADOPTION OF CECL & ALLOWANCE FOR CREDIT LOSSES
On January 1, 2020, BancShares adopted CECL, which resulted in a net decrease of $37.9 million in the allowance for credit losses (“ACL”) which included a decrease of $56.9 million in the ACL on non-PCD loans, offset by an increase of $19.0 million in the ACL on PCD loans. The $56.9 million reduction in the ACL on non-PCD loans, partially offset by an $8.9 million increase in the reserve for unfunded commitments, net of deferred taxes, resulted in an increase in retained earnings of $36.9 million. The $19.0 million increase in the ACL on PCD loans resulted in a gross up of loan balances by this same amount and did not have any effect on retained earnings.
The largest changes in the ACL, affecting beginning retained earnings as a result of the adoption, were decreases in the ACL on commercial loan segments as these portfolios have exhibited strong historical credit performance and have relatively short average lives. The reduction in ACL on this segment was partially offset by increases in ACL on our consumer loan segment primarily due to longer average lives.

The ACL was $209.3 million at March 31, 2020, compared to $225.1 million at December 31, 2019. The ACL as a percentage of total loans was 0.72% at March 31, 2020, compared to 0.78% at December 31, 2019. The $15.8 million change was due primarily due to the $37.9 million reduction in the ACL as a result of adopting CECL, partially offset by a $21.5 million increase in provision expense as a result of potential COVID-19 impact.
NONPERFORMING ASSETS
Nonperforming assets, including nonaccrual loans and other real estate owned, were $230.3 million, or 0.79% of total loans and other real estate owned at March 31, 2020, compared to $168.3 million or 0.58% at December 31, 2019. The increase was largely due to the dissolution of purchased credit impaired (“PCI”) pools as part of the adoption of CECL, which moved $47.0 million in loans from performing PCI pools, not previously considered nonaccrual, into nonaccrual status.
CAPITAL TRANSACTIONS
On March 4, 2020, BancShares completed the public offering of $350 million aggregate principal amount of its 3.375% Fixed-to-Floating Rate Subordinated Notes due 2030. On March 12, 2020, BancShares issued and sold an aggregate of 13,800,000 depositary shares, each representing a 1/40th interest in a share, of 5.375% Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, with a liquidation preference of $25 per Depositary Share (equivalent to $1,000 per share of Series A Preferred Stock). The capital raise provides liquidity for general corporate purposes, which may include, but is not limited to, providing capital to support our growth organically or through strategic acquisitions, financing investments and capital expenditures, for funding investments in First Citizens Bank as regulatory capital, and redeeming or repurchasing our common stock.
During the first quarter of 2020, BancShares repurchased 349,390 shares of Class A common stock for $159.7 million at an average cost per share of $457.05 compared to a total of 243,000 shares of Class A common stock for $100.7 million at an average cost per share of $414.58 for the first three months of 2019. All Class A common stock repurchases completed in 2020 and 2019 were consummated under previously approved authorizations.
On April 28, 2020, the Board authorized share repurchases of up to 500,000 of BancShares’ Class A common stock for the period May 1, 2020, through July 31, 2020. This authority will supersede all previously approved authorities.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of March 31, 2020, BancShares had total assets of $41.59 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS
The discussions included in this Press Release may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Registrant and its management about future events. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those described in the statements. The accuracy of such forward-looking statements could be affected by factors beyond the Registrant’s control, including, but not limited to, the impacts of COVID-19 on our business, the financial success or changing conditions or strategies of the Registrant’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, the delay in closing (or failure to close) one or more of our previously announced acquisition transaction(s), the failure to realize the anticipated benefits of our previously announced acquisition transaction(s), or general competitive, economic, political, and market conditions. These forward-looking statements are made only as of the date of this Press Release, and the Registrant undertakes no obligation to revise or update these statements following the date of this Press Release, except as may be required by law.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share data; unaudited)	For the three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
SUMMARY OF OPERATIONS
Interest income	$369,559	$354,048	$336,924
Interest expense	31,159	26,924	16,452
Net interest income	338,400	327,124	320,472
Provision for credit losses	28,355	7,727	11,750
Net interest income after provision for credit losses	310,045	319,397	308,722
Noninterest income	64,011	104,393	103,663
Noninterest expense	299,971	292,262	267,657
Income before income taxes	74,085	131,528	144,728
Income taxes	16,916	29,654	33,369
Net income	$57,169	$101,874	$111,359
Taxable-equivalent net interest income	$339,174	$328,045	$321,372
PER COMMON SHARE DATA
Net income	$5.46	$9.55	$9.67
Cash dividends	0.40	0.40	0.40
Book value at period-end	351.90	337.38	309.46
CONDENSED BALANCE SHEET
Cash and due from banks	$454,220	$376,719	$268,599
Overnight investments	688,518	1,107,844	1,386,525
Investment securities	8,845,197	7,173,003	6,914,513
Loans and leases	29,240,959	28,881,496	25,463,785
Less allowance for credit losses	(209,259)	(225,141)	(228,775)
Other assets	2,574,818	2,510,575	2,157,023
Total assets	$41,594,453	$39,824,496	$35,961,670
Deposits	$35,346,711	$34,431,236	$31,198,093
Other liabilities	2,290,222	1,807,076	1,240,268
Shareholders’ equity	3,957,520	3,586,184	3,523,309
Total liabilities and shareholders’ equity	$41,594,453	$39,824,496	$35,961,670
SELECTED PERIOD AVERAGE BALANCES
Total assets	$40,648,806	$38,326,641	$35,625,885
Investment securities	7,453,159	7,120,023	6,790,671
Loans and leases	29,098,101	27,508,062	25,515,988
Interest-earning assets	38,004,341	36,032,680	33,432,162
Deposits	34,750,061	33,295,141	30,802,567
Interest-bearing liabilities	23,153,777	20,958,943	19,655,434
Shareholders’ equity	$3,682,634	$3,570,872	$3,509,746
Common shares outstanding	10,473,119	10,708,084	11,519,008
SELECTED RATIOS
Annualized return on average assets	0.57%	1.05%	1.27%
Annualized return on average equity	6.24	11.32	12.86
Taxable-equivalent net interest margin	3.55	3.59	3.86
Efficiency ratio (1)	68.1	68.9	64.8
Tier 1 risk-based capital ratio	11.4	10.9	12.7
Common equity Tier 1 ratio	10.4	10.9	12.7
Total risk-based capital ratio	13.7	12.1	14.0
Tier 1 leverage capital ratio	9.0	8.8	9.8
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities gains, fair market value adjustment on marketable equity securities, merger-related expenses and other material one time items from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended
(Dollars in thousands, unaudited)	March 31, 2020	December 31, 2019	March 31, 2019
ALLOWANCE FOR CREDIT LOSSES (1)
ACL at beginning of period	$225,141	$226,825	$223,712
Adoption of ASU 2016-13	(37,924)	—	—
Initial PCD allowance on new acquisitions(2)	1,193	—	—
Provision expense for credit losses	28,355	7,727	11,750
Net charge-offs of loans and leases:
Charge-offs	(14,261)	(12,624)	(10,154)
Recoveries	6,755	3,213	3,467
Net charge-offs of loans and leases	(7,506)	(9,411)	(6,687)
ACL at end of period	$209,259	$225,141	$228,775
ACL at end of period allocated to:
PCD	$26,916	$7,536	$8,980
Non-PCD	182,343	217,605	219,795
ACL at end of period	$209,259	$225,141	$228,775
Reserve for unfunded commitments	$10,512	$1,055	$1,052
SELECTED LOAN DATA
Average loans and leases:
PCD	$530,087	$495,783	$579,080
Non-PCD	28,502,231	26,937,524	24,936,898
Loans and leases at period-end:
PCD	560,352	558,716	557,356
Non-PCD	28,680,607	28,322,780	24,906,429
RISK ELEMENTS
Nonaccrual loans and leases(3)	$174,571	$121,689	$90,625
Other real estate	55,707	46,591	43,306
Total nonperforming assets	$230,278	$168,280	$133,931
Accruing loans and leases 90 days or more past due(3)	$2,970	$27,548	$37,474
RATIOS
Net charge-offs (annualized) to average loans and leases	0.10	0.14	0.11
ACL to total loans and leases:
PCD	4.80	1.35	1.61
Non-PCD	0.64	0.77	0.88
Total	0.72	0.78	0.90
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.79	0.58	0.53
(1) BancShares recorded no ACL on investment securities as part of the adoption of ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments as of January 1, 2020, or at March 31, 2020.
(2) Upon adoption of ASU 2016-13 as of January 1, 2020, the concept of purchased credit impaired loans under ASC 310-30 was eliminated. Loans and leases determined at the date of acquisition, to have experienced more than insignificant credit quality since origination are accounted for under the guidance in ASC Topic 326-20, Credit Losses as purchased credit deteriorated assets. PCD loans and leases are recorded at fair value at the date of acquisition with an initial reserve booked directly to the allowance for credit losses. Provision is recorded if there is additional credit deterioration after the acquisition date. Non-PCD loans include originated and purchased non-credit deteriorated loans. Loans previously classified as PCI were determined to be PCD.
(3) Upon adoption of ASU 2016-13, we dissolved pooling of PCI loans allowed under ASC 310-10. This increased the amount of nonaccrual loans as those nonaccrual loans within performing PCI pools were previously excluded from reporting. As of January 1, 2020, there were $47.0 million of nonaccrual loans released from performing PCI pools including $24.2 million of loans that were greater than 90 days past due.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$29,098,101	$326,155	4.46%	$27,508,062	$308,832	4.42%	$25,515,988	$291,569	4.59%
Investment securities:
U. S. Treasury	299,777	1,677	2.25	595,515	3,706	2.47	1,208,231	6,496	2.18
Government agency	721,254	4,121	2.29	659,857	4,224	2.56	286,514	2,309	3.22
Mortgage-backed securities	6,060,434	30,707	2.03	5,563,653	29,964	2.15	5,051,416	28,834	2.28
Corporate bonds	205,504	2,477	4.82	172,424	2,165	5.02	145,127	1,937	5.34
Other investments	166,190	678	1.64	128,574	653	2.02	99,383	282	1.15
Total investment securities	7,453,159	39,660	2.13	7,120,023	40,712	2.29	6,790,671	39,858	2.35
Overnight investments	1,453,081	4,518	1.25	1,404,595	5,425	1.53	1,125,503	6,397	2.31
Total interest-earning assets	$38,004,341	$370,333	3.88%	$36,032,680	$354,969	3.89%	$33,432,162	$337,824	4.06%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$8,188,983	$1,701	0.08%	$7,608,857	$1,561	0.08%	$7,557,991	$1,377	0.07%
Savings	2,593,869	285	0.04	2,596,608	439	0.07	2,523,543	206	0.03
Money market accounts	7,016,587	9,109	0.52	6,248,735	7,066	0.45	5,847,740	4,140	0.29
Time deposits	3,761,216	13,099	1.40	3,513,432	13,367	1.51	2,843,773	7,203	1.03
Total interest-bearing deposits	21,560,655	24,194	0.45	19,967,632	22,433	0.45	18,773,047	12,926	0.28
Securities sold under customer repurchase agreements	474,231	442	0.38	495,804	479	0.38	538,162	459	0.35
Other short-term borrowings	157,759	804	2.02	28,284	190	2.63	—	—	—
Long-term borrowings	961,132	5,719	2.35	467,223	3,822	3.20	344,225	3,067	3.56
Total interest-bearing liabilities	$23,153,777	$31,159	0.54	$20,958,943	$26,924	0.51	$19,655,434	$16,452	0.34
Interest rate spread			3.34%			3.38%			3.72%
Net interest income and net yield on interest-earning assets		$339,174	3.55%		$328,045	3.59%		$321,372	3.86%
(1) Loans and leases include PCD and non-PCD loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0%, as well as state income tax rates of 3.4% for all periods presented. The taxable-equivalent adjustment was $774, $921 and $900 for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.